                                                                    EXHIBIT 99.1



                    RED LION HOTELS, INC. REPORTS 24 PERCENT
                       INCREASE IN THIRD QUARTER EARNINGS


                             FOR IMMEDIATE RELEASE
                             ---------------------


VANCOUVER, WA., October 16, 1996 -- Red Lion Hotels, Inc. (NYSE:RL) today reported its net income increased 24 percent to $15.1 million, or $.48 per share, in the third quarter of 1996. In the comparable quarter of 1995, Red Lion earned pro forma net income of $12.1 million, or $.39 per share.

For the nine months ended September 30, 1996, Red Lion's net income increased 28 percent to $33.9 million, or $1.08 per share. Red Lion earned pro forma net income of $26.5 million, or $.85 per share, for the first nine months of 1995.

Increasing revenues and operating margins combined with lower net interest costs contributed most of the earnings improvement in both periods.

"I am pleased to report another strong quarter for Red Lion," said David J. Johnson, Red Lion's chairman and chief executive officer. "Our ongoing record of operating and financial success continues to reflect Red Lion's commitment to customer service, strong market position and a culture of high individual performance."

Revenues for the third quarter of 1996 increased 9.5 percent to $141.8 million, compared to pro forma revenues of $129.5 million for the third quarter of 1995. Revenue per available room (REVPAR) increased 5.2 percent to $65.32. Red Lion's average daily rate rose 7.1 percent to $82.39 in the third quarter of 1996, while occupancy decreased 1.4 percentage points to 79.3 percent.

Gross operating profit margin improved to 40.1 percent in the third quarter of 1996, compared to 39.7 percent in the comparable period of 1995. Operating income for the third quarter of 1996 increased to $29.4 million, compared to pro forma operating income of $10.4 million in the third quarter of 1995. Expenses resulting from Red Lion's formation and offering/1/ reduced the 1995 operating income, but had no material impact on net income due to a related deferred tax benefit which substantially offset those expenses.

During the third quarter of 1996, Red Lion completed the previously announced acquisitions of hotels in Houston, Texas and Modesto, California. These acquisitions did not materially affect Red Lion's third quarter results.


                                    - MORE -

Page Two
October 16, 1996



For the first nine months of 1996, revenues increased 8.0 percent to $399.8 million, compared to pro forma revenues of $370.3 million for the comparable period of 1995. REVPAR for the first nine months of 1996 increased 4.9 percent to $59.59. Red Lion's average daily rate for the first nine months increased
6.7 percent to $80.72, and occupancy declined 1.3 percentage points to 73.8 percent.

Gross operating profit margin for the first nine months of 1996 increased to
37.3 percent, compared to 36.3 percent in the comparable period of 1995. Operating income increased to $68.1 million for the first nine months of 1996, compared to pro forma operating income of $42.8 million in the comparable period of 1995.

Headquartered in Vancouver, Washington, Red Lion Hotels, Inc. is a leading full service hospitality company operating 56 hotels containing 14,859 rooms in the western United States. In September 1996, Red Lion agreed to be acquired by Doubletree Corporation in a cash-and-stock merger valued at approximately $1.2 billion. The transaction is expected to close prior to year-end 1996.

Note: Statements in this press release which are not strictly historical are "forward-looking" and are subject to risks and uncertainties which affect the Company's business. Those uncertainties would include such factors as general business conditions and growth in the hospitality industry, the balance between supply and demand for hotel rooms, competition for hotel acquisitions, continued access to financial markets and other factors as described in the Company's filings with the Securities and Exchange Commission.

                                      ###


          CONTACT: Randall Oliver, Investor Relations  (360) 750-4347

                             RED LION HOTELS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                       (in thousands, except share data)
                                  (unaudited)

                                           THREE MONTHS ENDED SEPTEMBER 30,    NINE  MONTHS ENDED SEPTEMBER 30,
                                          ----------------------------------  ----------------------------------
                                               1996              1995              1996              1995
                                              ACTUAL         PRO FORMA (1)        ACTUAL         PRO FORMA (1)
                                          ---------------  -----------------  ---------------  -----------------
 REVENUES
   Rooms                                     $    88,572        $    79,248      $   236,017        $   215,166
   Food and beverage                              38,889             38,128          120,278            118,921
   Other                                          14,377             12,094           43,510             36,208
                                             -----------        -----------      -----------        -----------

      Total revenues                             141,838            129,470          399,805            370,295

 OPERATING COSTS AND EXPENSES
   Departmental direct expenses
      Rooms                                       20,428             17,941           57,419             51,475
      Food and beverage                           30,715             29,587           94,349             93,060
      Other                                        4,920              4,578           14,999             13,738
   Property indirect expenses                     28,841             26,023           84,004             77,583
   Other costs                                     8,303              8,882           26,331             25,836
   Depreciation and amortization                   5,470              4,646           14,637             14,530
   Payments due to owners of managed
    hotels                                        13,805             12,733           39,983             36,591
   Expenses resulting from Formation and
      Offering                                        --             14,662               --             14,662
                                             -----------        -----------      -----------        -----------

 OPERATING INCOME                                 29,356             10,418           68,083             42,820

 EQUITY (LOSS) IN EARNINGS OF
   UNCONSOLIDATED JOINT VENTURES                    (146)               196            1,277              1,885

 INTEREST EXPENSE, NET                            (3,987)            (4,572)         (11,766)           (14,613)
                                             -----------        -----------      -----------        -----------

 INCOME BEFORE JOINT VENTURERS'
    INTEREST                                      25,223              6,042           57,594             30,092

 INCOME ATTRIBUTABLE TO JOINT
    VENTURERS' INTERESTS                            (376)              (304)          (1,354)              (463)
                                             -----------        -----------      -----------        -----------

 INCOME BEFORE INCOME TAXES                       24,847              5,738           56,240             29,629

 INCOME TAX BENEFIT (EXPENSE)                     (9,739)             6,409          (22,296)            (3,147)
                                             -----------        -----------      -----------        -----------

 NET INCOME                                  $    15,108        $    12,147      $    33,944        $    26,482
                                             ===========        ===========      ===========        ===========

 EARNINGS PER COMMON SHARE                         $0.48              $0.39            $1.08              $0.85
                                             ===========        ===========      ===========        ===========

 WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                               31,312,600         31,312,500       31,312,500         31,312,500
                                             ===========        ===========      ===========        ===========


                                AT SEPTEMBER 30,
                              -------------------
                                1996       1995
                                ----       ----

SUMMARY OPERATING DATA

Number of Hotels: (2)
    Owned Hotels                 24             21
    Management Contracts         15             15
    Leased Hotels                17             17
                             ------         ------
         Total                   56             53
                             ======         ======

      Number of Rooms: (2)
    Owned Hotels              5,983          5,117
    Management Contracts      4,887          4,777
    Leased Hotels             3,989          3,989
                             ------         ------
       Total                 14,859         13,883
                             ======         ======


                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,
                             -------------------------
                              1996           1995
                             ACTUAL      PRO FORMA (1)
                             ------      -------------

EBITDA (3)                   $85,627        $59,872
                             =======        =======

(1) On August 1, 1995, Red Lion, a California Limited partnership (the "Partnership") operating 53 hotels, contributed substantially all of its assets (excluding 17 hotels, the "Leased Hotels," and certain other assets) and certain liabilities to Red Lion Hotels, Inc. (the "Formation"). Also effective August 1, 1995, Red Lion Hotels, Inc. entered into a long-term master lease with the Partnership for the Leased Hotels. Pro forma results reported above represent the actual results of Red Lion Hotels, Inc. since March 1, 1995, plus the Partnership's historical results for the first quarter of 1995, which have been adjusted to give effect to the Formation, the leasing of the Leased Hotels and the repayment and refinancing of substantially all debt with borrowings under a new credit facility and the net proceeds of the public offering (the "Offering"), assuming that such events were completed on January 1, 1995.

    Income taxes have been provided on a pro forma basis assuming an effective tax rate of 40%. Common shares outstanding is based on the number of shares of common stock outstanding after the Offering (including 1,312,500 shares issued to cover over allotments) plus 350,000 shares issued in connection with the termination of an incentive unit plan.

(2) The information reflects the 17 Red Lion Leased Hotels, which were owned prior to August 1, 1995, as if the hotels were leased on each date presented.

(3) EBITDA represents earnings before interest expense, income taxes, income
    (loss) attributable to joint venturers' interest, depreciation and amortization and certain other non-cash charges. EBITDA is not intended to represent cash flow from operations as defined by GAAP, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.